PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor New York, NY 10151		Chief Financial Officer 646-429-1818
ddoft@mdc-partners.com

MDC Partners Inc. Commences $500 Million Private Offering of Senior Notes

March 8, 2013

NEW YORK, NEW YORK (March 8, 2013) – MDC Partners Inc. (“MDC”) (NASDAQ: MDCA) (TSX: MDZ.A) today announced that it has commenced a private offering of $500 million aggregate principal amount of senior notes due 2020 (the “Notes”). The Notes will be guaranteed by all of MDC’s existing and future restricted subsidiaries that guarantee, or are co-borrowers under or grant liens to secure, MDC’s senior secured revolving credit facility (the “Facility”). The Notes and related guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and, therefore, may not be offered or sold in the United States absent an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

MDC plans to use the net proceeds of the offering to redeem $425.0 million aggregate principal amount of its 11% senior notes due 2016, to pay accrued interest, related premiums, fees and expenses.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell or buy any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MDC Partners Inc.

MDC is a Business Transformation Organization that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, Europe, Latin America and the Caribbean.

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MDC’s durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC's reputation as "The Place Where Great Talent Lives."

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, MDC’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and MDC’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in MDC’s Form 10-K for its fiscal year ended December 31, 2012 filed with the SEC on March 7, 2013 and in subsequent SEC filings.